REAL ESTATE RETENTION AGREEMENT

                                      Between
                        Edison Brothers Stores, Inc. D.I.P.
                                        and
                           Keen Realty Consultants Inc.

                            Dated:  November 17, 1995


          The purpose of this agreement is to outline the services Keen Realty Consultants Inc. ("Keen") agrees to perform as Special Real Estate Consultant to Edison Brothers Stores, Inc., as Debtor in Possession and its Chapter 11 affiliates (collectively, "Debtor"), with respect to certain of Debtor's leaseholds (including Debtor's right, title and interest in the improvements thereat) as more specifically described in the attached schedules, and/or such other properties as Debtor may subsequently designate in writing ("Asset(s)") and the compensation Keen will or may receive. Edison makes no representation as to the value of said leaseholds or the total compensation which Keen may expect to receive.

     3.   TERM

          The term of Keen's retention shall be from the date of the entry of the appropriate Bankruptcy Court Order ("Order") approving the terms hereof for a period of twelve (12) months or the confirmation of Debtor's plan of reorganization, whichever occurs first, which term can be extended pursuant to the same terms and conditions by the mutual consent of the parties without need for further application to the Court.

     4.   SUMMARY OF MARKETING SERVICES AND RELATED FEES

          4.1. Exclusive Rights to Sell

               A. Keen shall have the sole and exclusive authority to offer the Assets for disposition and, subject to the provisions hereof, the "exclusive right to sell" an Asset designated for disposition ("Disposition Asset"). All communications and inquiries regarding each Disposition Asset, whether directed to Debtor's real estate, legal or corporate development executives, or Debtor's bankruptcy counsel, shall be redirected to Keen.

               B. Debtor shall retain the complete discretion and authority to accept or reject any offer and/or to withdraw an Asset from designation as a Disposition Asset.


          4.2. With respect to the Disposition Assets, Keen's services shall include those generally described below:

               A. On request, Keen will review all pertinent documents and/or consult with Debtor or Debtor's counsel, as Debtor deems appropriate.

               B. Keen will create a marketing program which may include newspaper, magazine or journal advertising, letter and/or flyer solicitation, placement of signs, direct telemarketing, and such other marketing methods as may be necessary. Keen acknowledges the on-going nature of Debtor's nondisposition properties and shall structure its marketing program so as to indicate that Debtor's remaining stores are not going out of business. Keen shall not use Debtor's trademarks, trade names, or logos in any manner not approved in writing by Debtor prior to such use.

               C. Keen will prepare and disseminate all such marketing materials, all of which shall be approved by and shall be at the sole cost and expense of Debtor, subject to the expense limitations of Paragraph III.B. below.

               D. Keen will communicate with parties who have expressed an interest in the Disposition Assets and will endeavor to locate additional parties who may have an interest in the purchase of the Disposition Assets.

               E. Keen will respond and provide information to, negotiate with, and solicit offers from prospective purchasers and/or settlements from landlords and shall make recommendations to Debtor as to the advisability of accepting particular offers and settlements.

               F. When requested, Keen will meet periodically in St. Louis, Missouri, Wilmington, Delaware, or New York, New York, with Debtor, its accountants and attorneys, in connection with the status of its efforts.

               G. Keen will recommend to Debtor and its counsel the proper method of handling the particular problems encountered with respect to the disposition of the Disposition Assets.

               H. Where appropriate, Keen in coordination with Debtor's bankruptcy counsel will coordinate and organize the public bankruptcy hearing and/or auction and, where appropriate, will seek to obtain the attendance of all interested parties through direct communications, supplementing the required notice process.

               I. Keen will work with the persons and parties designated by Debtor responsible for the implementation of the proposed transaction, reviewing documents, negotiating and assisting in resolving problems which may arise.

               J. Keen will, if requested, appear in Court during the term of this retention, to testify or to consult with Debtor in connection with the marketing or disposition of the Disposition Assets.

               K. At Debtor's request, Keen will promptly advise Debtor, in writing, of the name and address of all entities expressing an indication of interest in any of the Disposition Assets, and of the substance of Keen's discussions with such entity. Upon the expiration or termination of this agreement, Keen will, at Debtor's request and at Debtor's cost, deliver to Debtor a copy of Keen's files on each Disposition Asset.

          4.3. Fee: Keen's fee for handling the disposition of each Disposition Asset, as provided herein, shall be computed and paid as follows:

               A. For the review of documents, analysis of the leases, and development and implementation of a marketing strategy, Debtor shall pay Keen an advisory and consulting fee of $500 per Disposition Asset, payable in full upon the later to occur of Bankruptcy Court approval of Keen's retention or Debtor's subsequent designation of a leasehold as an additional Disposition Asset.

               B. If the assignment by the Debtor of a Disposition Asset to either a third party or the landlord or the termination of a leasehold prior to or simultaneous with the rejection of a leasehold which is a Disposition Asset results in the receipt of Gross Proceeds (as defined below) by Debtor, then Keen shall receive in respect of each such occurrence an amount equal to eight percent (8%) of the Gross Proceeds from the assignment or termination of the Disposition Asset involved, or the sum of two thousand dollars ($2,000), whichever is greater, and in either event such fee to be reduced by the $500 paid pursuant to Paragraph II.C.1. above, with the balance of such fee to be paid in full simultaneously with the closing, sale, assignment, or other consummation of the transaction and Debtor's receipt of such Gross Proceeds. "Gross Proceeds" as used herein shall mean the sum of all cash consideration transferred to or for the benefit of Debtor, plus any forgiveness by a landlord of any claim for rent or other charges under a lease relating to the period ending on the date of assignment, rejection, or termination of such lease, but excluding any claim under section 502(b)(6)(A) of the Bankruptcy Code.

               Except as otherwise provided herein, the computation of Gross Proceeds for a particular transaction involving a Disposition Asset shall not be reduced by expenses incurred by Keen or Debtor in connection with the transaction, including the costs of advertising, Debtor's legal fees, break-up fees, or closing costs or adjustments of any kind.

               C. If the assignment by the Debtor of a Disposition Asset to either a third party or to the landlord or if the termination of a leasehold prior to or simultaneously with the rejection of a leasehold which is a Disposition Asset does not result in the receipt of Gross Proceeds by the Debtor but results in the waiver of all claims which would otherwise arise upon the rejection of a leasehold and which would be allowable under section 502(b)(6) of the Bankruptcy Code, or if after the rejection of a leasehold which is a Disposition Asset Keen obtains from the landlord a waiver of all claims which would otherwise arise upon the rejection of a leasehold and which would be allowable under section 502(b)(6) of the Bankruptcy Code, then Keen shall receive an amount equal to two thousand dollars ($2,000) in respect of each such occurrence, such fee to be reduced by the $500 paid pursuant to Paragraph II.C.1. above, with the balance of such fee to be paid in full simultaneously with the closing, sale, assignment or other consummation effecting the waiver of such claims.

               D. Performance Fee: In addition, if the fees earned by Keen pursuant to Paragraph "II.C.3." above (before giving credit for the fees earned by Keen pursuant to Paragraph "II.C.1." above) are less than six percent (6%) of the "Actual Savings Achieved" (as defined below), then upon the confirmation of Debtor's plan of reorganization, or in the event of the conversion of the cases to cases under chapter 7, upon any interim or final distribution to creditors by the trustee, Debtor or the trustee, as appropriate, will pay to Keen the difference between the fees received by Keen pursuant to Paragraphs "II.C.3." above and six percent (6%) of the "Actual Savings Achieved".

               E.    Definitions:

                     (i) "Actual Savings Achieved" equals Net Rejection Claim Avoided minus Settlement Costs.

                     (ii) "Net Rejection Claim Avoided" equals Rejection Claim Avoided multiplied by Payout to Creditors.

                     (iii) "Rejection Claim Avoided" means the aggregate of the landlords' claims for rejection damages in respect of the Disposition Assets, otherwise allowable under section 502(b)(6) of the Bankruptcy Code, which were waived, released, or reduced as a result of all transactions contemplated by Paragraphs II.C.2 and 3 above, whether or not Keen is entitled to receive fees under Paragraph II.C.3. above for such waiver, release or reduction. "Rejection Claim Avoided" shall in no event include consequential damages or other claims not involving rent or other charges directly incurred under the terms of particular lease.

                     (iv) "Payout To Creditors" means the percentage recovery that unsecured creditors receive on the Effective Date of a confirmed plan of reorganization or at the time of an interim or final distribution by a trustee, per dollar of allowed unsecured claim.

                     (v) "Settlement Costs" means any cash consideration paid by Debtor in connection with the transactions which result in Rejection Claims Avoided above, including payments to landlord, assignee or subtenant, but excluding any payments necessary to "cure" defaults in accordance with section 365(b)(1)(A) of the Bankruptcy Code.

               F.    Example:

                     As an illustration only, if we assume that Debtor has paid Settlement Costs of $3,500,000; the Rejection Claim Avoided equals $10,000,000; and the Payout to Creditors equals 70 cents on the dollar, then if Keen's Performance Fee is 6% of the Actual Savings Achieved, and Keen has previously received fees under Paragraph II.C.3. equal to $200,000, then the Performance Fee payable to Keen would equal $X.

                           Maximum Rejection Claim avoided, $10,000,000
                           Multiplied by the Payout to Creditors of 0.70 Equals Net Rejection Claim Avoided of $7,000,000 Less Settlement costs of $3,500,000
                           Results in Actual Savings Achieved of $3,500,000 Commission rate = 6%
                           Performance fee (before deduction of fees previously paid) = $210,000
                           Less previously paid fees of $200,000
                           Yields performance fee payable of $10,000

     5.   EXPENSES AND DISBURSEMENTS

          5.1. Neither Keen nor Debtor shall be responsible for any legal expenses incurred by the other in connection with this agreement or the obligations of either party hereunder.

          5.2. All advertising, marketing, traveling, lodging, express mail, postage, telephone charges, photocopying charges and other expenses involved in the analysis, marketing and disposition of the Assets shall be borne by Debtor, provided, however, that the total amount of such expenses other than travel and lodging incurred by Keen pursuant hereto shall not exceed twenty-five thousand dollars ($25,000) without Debtor's prior written consent. Each expense item in excess of $2,500 must be approved by Debtor prior to the expenditure, which consent shall not be unreasonably withheld. Keen will prepare and present to Debtor a marketing plan and budget subject to the foregoing limitations, and, upon Debtor's approval of the budget, Debtor will advance the budgeted amount to Keen. On a monthly basis, Keen shall provide Debtor with copies of invoices and related substantiating information regarding such expenses. Keen shall refund any excess expense advancements to Debtor on a timely basis.

          5.3. Keen shall be under no obligation to incur marketing expenses until such time as Keen receives funds from Debtor.

          5.4. In the event Debtor fails or is unable to pay the expenses as above described or such additional expenses as Debtor may approve, Keen shall have the right to terminate this agreement and pursue any claims that it might have.

     6.   SURVIVAL

          6.1. In the event Debtor and any third party should enter into an agreement providing for the sale, assignment, lease or other disposition of a then designated Disposition Asset before the expiration of this agreement, and the closing thereof does not occur until after said expiration, then, provided such closing occurs within 12 months after the expiration, Keen shall be entitled to a fee in accordance with the terms of this agreement and such right shall survive the expiration hereof.

          6.2. If Debtor, after the expiration of this agreement, arranges for the sale of a Disposition Asset to a third party whom Keen introduced to such Disposition Asset or with whom Keen dealt in connection with a Disposition Asset prior to said expiration (other than third parties with whom Keen's only contact was a response to an advertisement which response did not result in an indication of interest in such Disposition Asset by such third party), and a contract signing takes place within six (6) months after said expiration and a closing thereon occurs within 12 months after such expiration, then Keen shall be entitled to a fee in accordance with the terms of this agreement, and such right shall survive the expiration hereof.

          6.3. Within fifteen (15) days from the expiration or termination of this agreement, Keen shall furnish Debtor with a list of all such third parties with respect to which Keen's introduction to each listed Disposition Asset would entitle Keen to a fee in the event of a sale of such Disposition Asset during the six (6) month survival period. The failure of Keen to furnish Debtor with such a list shall not be prejudicial to Keen's rights nor a default by Keen, unless Debtor gives Keen written notice of Keen's failure to provide such a list and Keen thereafter fails to furnish such a list to Debtor within ten (10) business days of Keen's actual receipt of Debtor's notice. Keen shall be entitled to fees pursuant to Paragraph IV.B. above only in respect of transactions with third parties whose identities were timely furnished to Debtor pursuant to this Paragraph IV.C.

          6.4. In addition, in the event that Debtor enters into a contract to dispose of a Disposition Asset which would result in Keen being entitled to a fee pursuant to this agreement, and a bankruptcy hearing or auction is conducted to solicit higher and better offers, and if a closing on the original contract or such higher and better contract occurs within the time limitations set forth above, then regardless of who may be the successful bidder, Keen is entitled to a fee pursuant to the terms of this agreement and such right shall survive the expiration hereof.

     7.   CARVE-OUT

          By obtaining a Bankruptcy Court Order approving this agreement, Debtor and the Bankruptcy Court authorize and grant Keen, without need for further application to the court, the recovery pursuant to section 506(c) of the Bankruptcy Code, of its fees and permitted expenses at the time of the closing of any real estate transaction covered by this agreement, notwithstanding the liens, if any, of any secured creditors. In the event such Order shall not be granted, then Keen shall have the right, at Keen's discretion, at any time to terminate this Agreement upon written notice to Debtor or its counsel. The rights provided by this paragraph and the Order approving same shall be deemed to supplement and not supersede other rights provided to Keen.

     8.   DEBTOR'S RESPONSIBILITIES

          8.1. Upon retention, Debtor will deliver to Keen a list of all brokers, principals or other prospects who in the prior 30 days have contacted Debtor's Legal, Real Estate, or Corporate Development departments expressing an interest in using or acquiring a Disposition Asset along with all correspondence and other records that relate to any such interest.

          8.2. With respect to each Disposition Asset for which a Phase 1 environmental report has been commissioned at Debtor's request, Debtor will immediately provide a true and complete copy of such Phase 1 environmental report to Keen and will authorize Keen to disseminate such report to prospects.

          8.3. For so long as Debtor is the tenant for a particular Disposition Asset, Debtor shall use its good faith efforts to maintain the Disposition Assets in accordance with its lease obligations and shall furnish power and water (pursuant to its lease obligations, if any) and shall carry personal and public liability insurance covering such premises.

     9.   GENERAL PROVISIONS

          9.1. The services to be provided by Keen pursuant to this agreement are, in general, transactional in nature, and Keen will not be billing Debtor by the hour nor keeping a record of its time spent on behalf of Debtor.

          9.2. Debtor shall make available to Keen all information and data requested in "Rider 1" attached as well as such additional information concerning the Assets as Keen reasonably requests in connection with the performance of Keen's obligations hereunder. To Debtor's knowledge, all information provided by Debtor shall be in all material respects accurate and complete (except to the extent indicated) at the time it is furnished and Debtor shall, as soon as it becomes aware of a material inaccuracy or incompleteness in any information then or later provided to Keen, promptly advise Keen in writing of such inaccuracy or incompleteness and correct the same. Keen shall under all circumstances have the right to rely, without independent verification, on the material accuracy and completeness of all such information supplied to Keen in connection with Keen's engagement hereunder and shall not be responsible for the inaccuracy or incompleteness of any information provided to it. Prospective purchasers shall, however, be cautioned to carefully review all lease documents to satisfy themselves as to the accuracy of any transmitted information or representation.

          9.3. This agreement is subject to and contingent upon the entry of the appropriate Bankruptcy Court Order approving the terms hereof, which Debtor agrees to use reasonable and good faith efforts to obtain; and shall thereafter be binding upon, and shall insure to the benefit of the parties hereto. Keen shall not assign its rights or obligations under this Agreement to any third party.

          9.4. Debtor acknowledges that this letter agreement in its entirety will be attached to and made a part of Debtor's application to the Court, and will be referenced to in the Court Order authorizing Keen's retention.

          9.5. This agreement shall be construed fairly as to all parties, and there shall be no presumption against the party upon whose letterhead this agreement is drafted in the interpretation of this agreement.

          9.6. By executing or otherwise accepting this agreement, Debtor and Keen each acknowledge and represent that it is represented by and has consulted with legal counsel with respect to the terms and conditions contained herein.

          9.7. In the event that Debtor fails to sign this agreement but proceeds to submit an application to the Bankruptcy Court to approve Keen's retention pursuant to this agreement, that action alone shall be deemed a manifestation of Debtor's intent to be bound by this agreement as if this agreement were actually signed by Debtor, subject to the Bankruptcy Court's approval.

          9.8. If Keen shall materially breach its obligations under this Agreement, Debtor shall have the right to terminate this agreement, upon three (3) business days from Keen's actual receipt of written notice of such breach and provided Keen shall not have cured such breach within such three business days. Upon termination pursuant to this paragraph, Keen shall forfeit its right to any Performance Fee not previously paid and shall refund to Debtor any fees paid to Keen pursuant to Paragraph II.C.1. above in respect of any Disposition Property not yet disposed. Any disputes under this paragraph shall be submitted to the Bankruptcy Court for determination.

          9.9. Any and all issues, disputes, claims or causes of action which relate or pertain to, or result or arise from this agreement or Keen's services hereunder, shall be subject to the exclusive jurisdiction of the Bankruptcy Court, with venue vesting in that district before which Debtor's proceeding is being heard. The prevailing party in any such dispute shall be entitled to reimbursement of its reasonable attorneys' fees and other expenses from the losing party.

          9.10. In the event Debtor's chapter 11 case is converted to one under chapter 7 of the Bankruptcy Code, this Retention Agreement shall remain in full force and effect.

          9.11. Keen covenants and represents that during the term of this agreement it shall use its good faith efforts to fulfil its obligations hereunder utilizing proper staffing and giving this project its highest priority, Keen's Harold Bordwin and its other senior officers shall supervise and directly administer Keen's efforts.

          9.12. At the time of submission of the appropriate application to the Bankruptcy Court for approval of this retention, Debtor shall simultaneously submit an application to the Court for an order approving the auctioning of the Disposition Assets, reserving a courtroom for the auction and approving the terms and conditions of auction.

          9.13.      This agreement may be executed in original counterparts.

          9.14. Each party represents that it is duly authorized to enter into this agreement and that the officer signing on behalf of it is also duly authorized.

          9.15. Any correspondence or required notice pursuant to this agreement shall be addressed as follows:

     If to Keen:     Keen Realty Consultants Inc.
                     60 Cutter Mill Road
                     Great Neck, New York  11021
                     Telephone:  (516) 482-2700/Facsimile:  (516) 482-5764
                     ATTN:  Harold J. Bordwin, Vice President

     If to Debtor:   Edison Brothers Stores, Inc. D.I.P.
                     501 North Broadway
                     St. Louis, Missouri  63102
                     Telephone:  (314) 331-6521/Facsimile:  (314) 331-6538
                     ATTN:  Peter A. Edison, Senior E.V.P.

     With a copy to: Weil, Gotshal & Manges
                     100 Crescent Court, Suite 1300
                     Dallas, Texas  75201-6950
                     Telephone:  (214) 746-7700/Facsimile:  (214) 746-7777
                     ATTN:  Martin A. Sosland, Esq.

          If the foregoing correctly sets forth our understanding, kindly sign where indicated below, and return the original copy of this letter enclosed herewith.

                              Very truly yours,

                              KEEN REALTY CONSULTANTS INC.



                           By:/s/Harold J. Bordwin
                                 Harold J. Bordwin
                                 Vice President


     AGREED AND ACCEPTED THIS
     17th day of November, 1995

     EDISON BROTHERS STORES, INC.


         By:/s/Peter A. Edison
          Name:Peter A. Edison
         Title:Senior Executive Vice President





                                       RIDER

     Please provide Keen with the following information with respect to each
     Property:

     With respect to each leasehold Disposition Property:

          a)   The following:

               -     store number,
               -     store name,
               -     store street address or shopping center name,
               -     city,
               -     state,
               -     tenant name,
               - landlord name, contact person, address, telephone and facsimile numbers,
               -     lease commencement date,
               -     lease termination date,
               -     lease renewal options,
               -     square footage of premises,
               -     base rent per square foot,
               -     current total annual base rent,
               - current total annual additional charges (may be estimated and may not include year end adjustments),
               -     itemization of additional charges (upon request),
               -     rent escalations,
               -     option rent,
               -     use clause,
               -     percent rent, rate and breakpoint,

          b)   As and when needed, complete and accurate copy of each lease;
     and

          c)   Lease Abstracts or summaries for each lease.